As filed with the Securities and Exchange Commission on May 31, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4392754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024
Chicago, Illinois 60654 (Address of principal executive offices, including zip code)

Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan

(Full title of the plan)

Brian P. Farley

Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

(312) 506-1200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.       ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	4,000,000	$12.51	$50,040,000	$6,229.98

(1)

Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register an additional 4,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant for issuance under the Allscripts Healthcare Solutions, Inc. Employee Stock Purchase Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of shares or rights that may be offered or issuable pursuant to the provisions of the Plan relating to adjustments for changes resulting from a stock dividend, stock split or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common Stock, as reported on the NASDAQ Global Select Market, on May 23, 2018.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE

A Registration Statement on Form S-8 (File No. 333-196415) (the “Prior Registration Statement”) was filed with the Securities and Exchange Commission (the “Commission”) on May 30, 2014 covering the registration of 3,000,000 shares of Common Stock under the Plan. Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed to register an additional 4,000,000 shares of Common Stock under the Plan. This Registration Statement incorporates by reference the contents of the Prior Registration Statement except for Items 3, 6 and 8, which are being updated by this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(1)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on February 26, 2018;

(2)	The Registrant’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2018, filed with the Commission on May 8, 2018;

(3)	The Registrant’s current reports on Form 8-K, filed with the Commission on January 8, 2018, January 31, 2018, February 15, 2018, February 16, 2018, April 5, 2018, May 3, 2018 and May 23, 2018;

(4)	The description of the Common Stock contained in the Registrant’s registration statement on Form S-3, filed with the Commission on May 29, 2013.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding or by a committee of such directors designated by majority vote of such directors, even though less than a quorum, if the person:

•	acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and

•	in a criminal proceeding, had reasonable cause to believe his or her conduct was lawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

The Registrant’s Fifth Amended and Restated Certificate of Incorporation (the “Fifth Amended Charter”) provides that the Registrant indemnify its directors and officers to the fullest extent authorized by the DGCL, provided, however, that the Registrant is not be required to indemnify such persons in connection with an action, suit or proceeding initiated by such persons unless the initiation of such action, suit or proceeding was specifically authorized by the Registrant’s board of directors. The Fifth Amended Charter also requires the advancement of expenses incurred in defending any action, suit or proceeding in advance of its final disposition so long as the director or officer delivers to the Registrant an undertaking to repay the advances if it is ultimately determined that the individual is not entitled to indemnification.

The Fifth Amended Charter provides that the Registrant may indemnify its other employees and agents as set forth in the DGCL.

The Fifth Amended Charter provides that a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

The foregoing summaries are necessarily subject to the complete text of the statutes referred to above and the Fifth Amended Charter, and are qualified in their entirety by reference thereto.

In addition, the Registrant has purchased directors and officers liability insurance.

Item 8. Exhibits.

Incorporated by Reference
Exhibit Number	Exhibit Description	Filed Herewith	Form	Exhibit	Filing Date

4.1	Fifth Amended and Restated Certificate of Incorporation of Allscripts Healthcare Solutions, Inc.		10-K	3.1	February 29, 2016

4.2	By-Laws of Allscripts Healthcare Solutions, Inc.		8-K	3.1	August 20, 2015

4.3	Allscripts Healthcare Solutions, Inc. Amended and Restated Employee Stock Purchase Plan		DEF 14A	Annex A	April 10, 2018

5.1	Opinion of Sidley Austin LLP, as to the legality of the securities being registered	X

23.1	Consent of Sidley Austin LLP (included in the opinion filed as Exhibit 5.1)	X

23.2	Consent of Grant Thornton LLP	X

24.1	Powers of Attorney (included in the Signature Page to this Registration Statement)	X

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 31, 2018.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By	/s/ Paul M. Black
Paul M. Black Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that that each of the undersigned hereby constitutes and appoints, jointly and severally, Paul M. Black and Brian P. Farley, or either of them (with full power to each of them to act alone), as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any documents required to be filed with respect therewith, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul M. Black Paul M. Black	Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2018

/s/ Dennis M. Olis Dennis M. Olis	Chief Financial Officer (Principal Financial and Accounting Officer)	May 31, 2018

/s/ Mara G. Aspinall	Director	May 31, 2018
Mara G. Aspinall

/s/ P. Gregory Garrison	Director	May 31, 2018
P. Gregory Garrison

/s/ Jonathan J. Judge	Director	May 31, 2018
Jonathan J. Judge

/s/ Michael A. Klayko	Chairman of the Board and Director	May 31, 2018
Michael A. Klayko

/s/ Yancey L. Spruill	Director	May 31, 2018
Yancey L. Spruill

/s/ Dave B. Stevens	Director	May 31, 2018
Dave B. Stevens

/s/ David D. Stevens	Director	May 31, 2018
David D. Stevens